EXHIBIT 15.4

August 1, 2025

To the Board of Directors and Shareholder of
Nevada Power Company
6226 West Sahara Avenue
Las Vegas, Nevada 89146

We are aware that our report dated August 1, 2025, on our review of the interim financial information of Nevada Power Company appearing in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, is incorporated by reference in Registration Statement No. 333-283731 on Form S-3.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada